Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-198603 on Form N-1A of our report dated December 15, 2014, relating to the financial statements of TrimTabs Intl Free-Cash-Flow ETF appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Other Service Providers” in the Prospectus and “Accounting and Legal Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

December 15, 2014